UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):  July 3, 2013

Save The World Air, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	0-29185	52-2088326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

735 State Street, Suite 500 Santa Barbara, CA	93101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 845-3581

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d)	Appointment of Director.

On July 3, 2013, the Board of Directors (“Board”) of Save The World Air, Inc. (the “Company”) increased the size of the Company’s Board from four (4) to five (5) members. To fill the vacancy created by the increase of the size of the Board, the Board appointed Mark Stubbs as a new director of the Company to serve until the Company’s next annual meeting of shareholders or until his successor is elected and qualified. Mr. Stubbs duly accepted the appointment of the Board. The Board also appointed Mr. Stubbs to serve as the Chairman of the Company’s Audit Committee.

There is no arrangement or understanding between Mr. Stubbs and any other persons pursuant to which he was selected as a director of the Company. Furthermore, the Company has not been since the beginning of the last fiscal year, and is not currently proposed to be, a participant in any related party transaction with Mr. Stubbs within the meaning of Item 404(a) of Regulation S-K.

Mr. Stubbs, as a member of the Board of the Company, will be entitled to receive fees, stock options, warrants or stock which may be granted by the Company to its directors.

Item 5.03	Amendments to Bylaws.

On July 3, 2013, the Board, pursuant to authority granted under the Company’s Bylaws, approved and adopted Amended and Restated Bylaws of the Company. The Amended and Restated Bylaws reflect the Company’s current name, clarifies provisions of the Company’s original Bylaws executed in 1998 and updates other provisions to comply with Nevada law.

The Amended and Restated Bylaws are attached as Exhibit 3.2 hereto and are incorporated herein by reference.

Item 8.01	Other Events.

Effective July 3, 2013, the Board appointed Katrina Joves and Michael McMullen to serve as the Company’s Secretary and Interim Controller, respectively, in place and stead of Jerry Joves, who entered into a mutually acceptable Separation Agreement and Release with the Company on June 14, 2013. The Company does not consider Ms. Joves nor Mr. McMullen to be executive officers of the Company nor principal accounting, financial or operating officers of the Company.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

The following exhibit is filed herewith:

Exhibit
Number	Description

3.2	Amended and Restated Bylaws of Save The World Air, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  July 8, 2013

SAVE THE WORLD AIR INC.
By: /s/ Cecil Bond Kyte
Name: Cecil Bond Kyte
Title: CEO

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